Exhibit (a)(1)(A)

AMERICAN RAILCAR INDUSTRIES, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK APPRECIATION
RIGHTS FOR NEW STOCK APPRECIATION RIGHTS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
11:59 P.M., EASTERN TIME, ON MAY 14, 2010, UNLESS THE OFFER IS EXTENDED.

By this Offer to Exchange Certain Outstanding Stock Appreciation Rights (“SARs”) for New Stock Appreciation Rights (the “exchange offer” or the “offer”), American Railcar Industries, Inc., which we refer to in this document as “we,” “us,” “our” or “ARI,” is giving each eligible SARs holder the opportunity voluntarily to exchange eligible SARs for fewer new SARs at a lower exercise price than the eligible SARs being exchanged, as described herein or as may be amended.

You are an “eligible SARs holder” if you:

•	Are employed by ARI or one of our subsidiaries on the date this exchange offer commences; and

•	Continue to be an employee of ARI or one of our subsidiaries and have not submitted or received a notice of termination on or prior to the date the new SARs are granted.

If you are an eligible SARs holder and you hold ARI SARs (i) issued on April 4, 2007 at an exercise price per SAR of $29.49 under our 2005 Equity Incentive Plan and (ii) that are not canceled, then you may elect to exchange such SARs, which we refer to in this document as eligible SARs, in this offer.

The expiration date of the exchange offer, which is scheduled to be May 14, 2010 (unless extended), is sometimes, in this and other documents related to or describing the exchange offer, referred to as the “expiration date.”

If you choose to participate in this exchange offer and tender eligible SARs for exchange, and if we accept your tendered eligible SARs, you will receive “new SARs” that will have substantially the same terms and conditions as the eligible SARs you surrendered, except that:

•	You will receive one new SAR for every two eligible SARs tendered for exchange.

•	The exercise price per SAR for your new SARs will be equal to the closing sales price of our common stock as quoted by NASDAQ as of the close of market on May 14, 2010 (unless the expiration date is extended).

•	Each new SAR will become exercisable over a period of three years, with one third of the new SARs vesting on the first anniversary of the date the new SARs are granted and one third vesting on each anniversary thereafter, so long as the eligible SARs holder continues to be employed by ARI or a subsidiary of ARI on each such date. This vesting schedule will apply to all new SARs regardless of whether any of your eligible SARs may have already vested. Because we expect to grant the new SARs on the same day that the exchange offer expires, the date the new SARs are granted will be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new grant date will be similarly extended.

•	Each new SAR will have an expiration date 7 years following the new SAR grant date.

Each new SAR will be granted pursuant to and governed according to the terms of a SARs agreement evidencing the grant and our 2005 Equity Incentive Plan, as it has been amended to date, which we refer to in this document as our 2005 Equity Incentive Plan.

Like the eligible SARs, the new SARs will settle only in cash. Upon the exercise of a new SAR, you will be entitled to receive cash in an amount equal to the excess of the then current fair market value of our common stock over the exercise price of the new SAR (less any applicable tax withholding).

The commencement date of this exchange offer is scheduled for April 19, 2010. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer document and in the related Election Form distributed with this exchange offer document. You are not required to accept this exchange offer, but if you do, you must tender all of your eligible SARs in this exchange offer. You may not exchange any other SARs other than eligible SARs in the exchange. Eligible SARs properly tendered in this offer and accepted by us for exchange will be canceled and the new SARs will be granted as of the expiration date of this exchange offer.

See “Risk Factors” beginning on page 8 for a discussion of risks and uncertainties that you should consider before tendering your eligible SARs.

Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “ARII.” On April 19, 2010, the closing price of our common stock as quoted by NASDAQ was $17.95 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of this exchange offer document, the Election Form, or other documents relating to this exchange offer) to Michael Obertop, our Secretary, at 100 Clark Street, St. Charles, Missouri 63301, or by calling him at (636) 940-6054 or sending him an email at mobertop@americanrailcar.com.

IMPORTANT

If you wish to tender your eligible SARs for exchange, you must properly complete and sign the accompanying Election Form and deliver it properly completed and signed to us so that we receive it before 11:59 p.m., Eastern Time, on May 14, 2010 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier
American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301
Attention: Michael Obertop, Secretary
Phone: (636) 940-6054

By Facsimile
American Railcar Industries, Inc.
Attention: Michael Obertop, Secretary
Facsimile: (636) 940-6044

By Hand or Interoffice Mail
Attention: Michael Obertop, Secretary

By Email (By PDF or similar imaged document file)
mobertop@americanrailcar.com

You do not need to return your eligible SARs agreements in order to exchange your eligible SARs in the exchange offer.

Although our board of directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of this Exchange Offer”) of this exchange offer. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, your eligible SARs in the exchange offer. You must make your own decision whether to tender any or all of your eligible SARs. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to this exchange offer.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE SARS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this exchange offer. We encourage you carefully to read the remainder of this Offer to Exchange Certain Outstanding Stock Appreciation Rights for New Stock Appreciation Rights document and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of this exchange offer document where you can find a more complete description of the topics in this summary.

Q1.	Why is ARI making this exchange offer?

Historically, our compensation philosophy has been focused on attracting, retaining and motivating employees using a mix of various levels of cash and short-term and long-term equity compensation. SARs provide for financial gain derived from the potential appreciation in the price of our common stock from the date that SARs are granted until the date that SARs are exercised. Our grants of SARs have been intended to provide long-term incentive to reward certain employees for appreciation in the price of our common stock and to further align the interests of those employees with those of our stockholders. The decline in our stock price since the eligible SARs were granted has posed a major challenge to our goal of motivating employees upon whom the company and stockholders rely to help move the company forward in these challenging economic times. The closing price of our common stock has not exceeded the $29.49 per share exercise price of the eligible SARs since August 14, 2007, and, with the recent economic and market turmoil, has been trading substantially below that price. As a result, we believe that the eligible SARs are no longer capable of serving the purposes for which they were granted, namely providing long-term incentives for future performance.

This offer to exchange certain outstanding SARs for new SARs is being made in order to help reinstate, as of the date of the exchange, the long-term incentive value of the eligible SARs while balancing the interests of eligible SARs holders and stockholders.

See Section 2 (“Purpose of this Exchange Offer”) for more information.

Q2.	Who is eligible to participate in the exchange offer?

An “eligible SARs holder” is a person who:

•	Is employed by ARI or one of our subsidiaries on the date this exchange offer commences; and

•	Continues to be an employee of ARI or one of our subsidiaries and has not submitted or received a notice of termination on or prior to the date the new SARs are granted.

See Section 1 (“Eligible SARs; Eligible SARs Holders; Expiration Date of this Exchange Offer”) for more information.

Q3.	What securities are we offering eligible SARs holders the opportunity to tender in the exchange offer?

Under the exchange offer, eligible SARs holders will be able to elect to exchange outstanding eligible SARs referencing our common stock for new SARs referencing our common stock. Eligible SARs are SARs issued on April 4, 2007 at an exercise price per SAR of $29.49 under our 2005 Equity Incentive Plan. As of the date of this offer, 201,300 eligible SARs are outstanding.

See Section 1 (“Eligible SARs; Eligible SARs Holders; Expiration Date of this Exchange Offer”) for more information.

Q4.	Are there any differences between the new SARs and the eligible SARs?

Each “new SAR” will have substantially the same terms and conditions as the eligible SAR surrendered for such new SAR, except as follows:

•	You will receive one new SAR for every two eligible SARs tendered for exchange. For example, if you tender 100 eligible SARs and such SARs are accepted for exchange, then you will receive 50 new SARs.

•	The exercise price per SAR for your new SARs will be equal to the closing sale price of our common stock as quoted by NASDAQ as of the close of market on May 14, 2010 (unless the expiration date is extended).

•	Each new SAR will become exercisable over a period of three years, with one third of the new SARs vesting on the first anniversary of the date the new SARs are granted and one third vesting on each anniversary thereafter, so long as the eligible SARs holder continues to be employed by ARI or a subsidiary of ARI through each such date. This vesting schedule will apply to all new SARs regardless of whether any of your eligible SARs may have already vested. Because we expect to grant the new SARs on the same day that the exchange offer expires, the date the new SARs are granted will be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new grant date will be similarly extended.

•	Each new SAR will have an expiration date 7 years following the new SAR grant date.

Each new SAR will be granted pursuant to and governed according to the terms of a SARs agreement evidencing the grant and our 2005 Equity Incentive Plan. A copy of the 2005 Equity Incentive Plan and the form of SARs agreement are attached as exhibits to this offer.

Like the eligible SARs, the new SARs will settle only in cash. Upon the exercise of a new SAR, you will be entitled to receive cash in an amount equal to the excess of the then current fair market value of our common stock over the exercise price of the new SAR (less any applicable tax withholding).

Q5.	What are the conditions of this exchange offer?

This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer and which are more fully described in Section 6 (“Conditions of this Exchange Offer”). This exchange offer is not conditioned upon a minimum number of eligible SARs being tendered or a minimum number of eligible SARs holders participating. If any of the events described in Section 6 (“Conditions of this Exchange Offer”) occur, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

Q6.	What will be the exercise price per SAR of the new SARs?

New SARs will have an exercise price per SAR equal to the closing sales price of our common stock as quoted by NASDAQ as of the close of market on May 14, 2010 (unless the expiration date is extended).

We cannot predict the exercise price per SAR of the new SARs. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible SARs.

See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q7.   If I participate in this exchange offer and my tendered SARs are accepted, when will I receive my new SARs?

We expect to cancel all properly tendered eligible SARs on the same day that the exchange offer expires. We also expect that the grant date of the new SARs will be the same day that the exchange offer expires. For example, the scheduled expiration date of this exchange offer is May 14, 2010, and we expect to accept and cancel all properly tendered eligible SARs on May 14, 2010, and we expect that the new SARs grant date will also be May 14, 2010. If the expiration date is extended, then the cancellation date and the new SARs grant date would be similarly extended. We will issue new SARs agreements promptly following the new SARs grant date. The SARs agreements evidencing the new SARs, like the SARs agreements evidencing the eligible SARs, will contain non-solicitation, non-competition and confidentiality provisions.

Q8.	When will the new SARs vest?

Each new SAR will become exercisable over a period of three years, with one third of the new SARs vesting on the first anniversary of the new SAR grant date and one third vesting on each anniversary thereafter, so long as the eligible SARs holder continues to be employed by ARI or a subsidiary of ARI through each such date. This vesting schedule will apply to all new SARs regardless of whether any of your eligible SARs may have already vested.

You should also keep in mind that, as discussed below, if you exchange eligible SARs for new SARs and you cease to be employed by ARI or a subsidiary of ARI before the new SARs vest, you will forfeit any unvested portion of your new SARs, even if the eligible SARs that you surrendered to receive the new SARs were vested at the time the eligible SARs were surrendered.

See Section 8 (“Source and Amount of Consideration; Terms of New SARs”) for more information.

Q9.	What happens to my new SARs if I cease to be employed by ARI or a subsidiary of ARI?

The new SARs will be treated in the same manner as the eligible SARs would have been treated when an employee ceases to be employed by ARI or a subsidiary of ARI. Generally, if an eligible SARs holder ceases to be so employed, any new SARs held by such holder will not continue to vest and any unvested portion of the new SARs will be canceled as of the eligible SARs holder’s date of termination. Subject to certain exceptions, any vested, unexercised portion of the new SARs will generally be exercisable for 90 days after termination.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of ARI or one of our subsidiaries or affiliates. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new SARs or thereafter.

Q10.	What will I be able to acquire upon the exercise of my new SARs?

You will receive one new SAR for every two eligible SARs tendered for exchange. Like the eligible SARs, the new SARs will settle only in cash. Upon the exercise of a new SAR, you will be entitled to receive cash in an amount equal to the excess of the then current fair market value of our common stock over the exercise price of the new SAR.

Q11.	When will my new SARs expire?

Each new SAR will have an expiration date 7 years following the new SAR grant date.

Q12.	Must I participate in this exchange offer?

No. Participation in the exchange offer is completely voluntary. If you choose not to participate, you will keep all your current SARs, including your eligible SARs, and will not receive any new SARs under the exchange offer. No changes will be made to the terms of your current SARs.

Q13.	How should I decide whether or not to exchange my eligible SARs for new SARs?

We are providing information to assist you in making your own informed decision. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from ARI or any of

ARI’s subsidiaries is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Participating in the Exchange Offer includes the risk that the price of our common stock may increase in the future to such an extent that the eligible SARs you exchanged might have been worth more than the new SARs you received. Because you will receive half as many new SARs as the number of eligible SARs surrendered, it is possible that, at some point in the future, your exchanged eligible SARs would have been economically more valuable than the new SARs issued pursuant to this exchange offer. For example, assume, for illustrative purposes only, that you exchange 1,000 eligible SARs with an exercise price of $29.49, that you receive 500 new SARs and the exercise price of the new SARs is $16.00 per SAR, and three years after the new grant date the price of our common stock increases to $50.00 per share. Under this example, if you had kept your exchanged eligible SARs and exercised all 1,000 shares at a time our common stock was worth $50.00 per share, you would have realized a pre-tax gain of $20,510, but if you exchanged your eligible SARs and exercised the new SARs, you would have only realized a pre-tax gain of $17,000.

Conversely, there is risk associated with not exchanging your eligible SARS, because the share price could increase and make the new SARs more valuable. For example, assume, for illustrative purposes only, that you retain 1,000 eligible SARs with an exercise price of $29.49, and decline to receive 500 new SARs, and that the exercise price of the new SARs would have been $16.00 per SAR. Also assume, for illustrative purposes only, that three years after the new grant date, the price of our common stock increases to $35.00 per share. Under this example, since you kept your eligible SARs and if you had exercised all 1,000 eligible SARs at a time our common stock was worth $35.00 per share, you would have realized a pre-tax gain of $5,510. If you instead had exchanged your eligible SARs for new SARs, and exercised the 500 new SARs, you would have realized a pre-tax gain of $9,500.

Either way, we can make no guarantees or predictions about the future price of our common stock.

In evaluating the Exchange Offer, be aware that the future performance of our common stock and the value of your SARs will depend upon a variety of factors. Due to these factors, there is a possibility that your eligible SARs may remain underwater or that your new SARs may go underwater. In both cases, the SARs would then have no value.

Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q14.	How do I find out how many eligible SARs I have?

We will inform each eligible SARs holder of the number of eligible SARs held by that SARs holder. In addition, you can at any time confirm the number of eligible SARs that you have, their grant date, remaining term, exercise price, vesting schedule and other information by contacting Michael Obertop, Secretary, 100 Clark Street, St. Charles, Missouri 63301, or by calling him at (636) 940-6054 or sending him an email at mobertop@americanrailcar.com.

Q15.	Can I exchange SARs that I have already exercised?

No. This exchange offer applies only to outstanding eligible SARs. A SAR that has been exercised or canceled is no longer outstanding and cannot be exchanged.

Q16.	If I participate in the exchange, do I have to exchange all of my eligible SARs?

Yes. Partial exchanges will not be permitted.

Q17.	What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new SARs?

Any eligible SARs holders who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your eligible SARs and you are on an authorized leave of absence on the grant date of the new SARs, you will be entitled to receive new SARs on the grant date as long as all eligibility requirements are still met.

Q18.	What if my employment with ARI or a subsidiary of ARI ends before the expiration date of the exchange offer?

If you have tendered eligible SARs under this exchange offer and you receive or submit a notice of termination before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible SARs for cancellation. In that case, generally you may exercise your existing SARs for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of ARI or one of our subsidiaries or affiliates. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new SARs or thereafter.

Q19.	Will I owe taxes if I exchange my eligible SARs in this exchange offer?

We believe the exchange of eligible SARs should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new SARs; however the tax consequences of the exchange offer are not entirely certain. The tax consequences for participating international employees may differ from the U.S. federal income tax consequences. International employees are encouraged to seek the advice of their own outside legal counsel, accountant and/or financial advisor for further advice regarding the consequences of participating in the exchange offer.

See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all eligible SARs holders who may consider exchanging their eligible SARs to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in this exchange offer.

Q20.	What happens if, after the grant date of the new SARs, my new SARs end up being underwater again?

The exchange offer is a one-time opportunity and is not expected to be offered again in the future. We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering SARs holders another opportunity to exchange underwater SARs for replacement SARs.

Q21.	What happens to my eligible SARs if I choose not to tender or if they are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on eligible SARs if you choose not to tender or on eligible SARs that are not accepted for exchange in this exchange offer.

Q22.	If I tender eligible SARs in this exchange offer, am I giving up my rights to them?

Yes. When you tender your eligible SARs and we accept them for exchange, those eligible SARs will be canceled and you will no longer have any rights to them.

Q23.	How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 11:59 p.m., Eastern Time, on May 14, 2010. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q24.	How do I tender my eligible SARs for exchange?

If you are an eligible SARs holder on the date that you choose to tender your eligible SARs, you may tender your eligible SARs at any time before this exchange offer expires at 11:59 p.m., Eastern Time, on May 14, 2010.

To validly tender your eligible SARs, you must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Michael Obertop, Secretary, by hand, by interoffice mail, by facsimile to (636) 940-6044, by regular or overnight mail to American Railcar Industries, Inc., Attention: Michael Obertop, Secretary, 100 Clark Street, St. Charles, Missouri 63301, or by email (by PDF or similar imaged document file) to mobertop@americanrailcar.com.

You do not need to return your SARs agreements relating to any tendered eligible SARs, as they will be automatically canceled if we accept your eligible SARs for exchange.

Your eligible SARs will not be considered tendered until we receive a properly completed and executed Election Form (that is, signed by you and, if applicable, your spouse). We must receive your properly completed and executed Election Form before 11:59 p.m., Eastern Time, on May 14, 2010. If you miss this deadline, you will not be permitted to participate in this exchange offer.

We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Subject to our rights to extend, terminate and amend this exchange offer, we expect to accept all properly tendered eligible SARs on May 14, 2010.

See Section 3 (“Procedures for Tendering Eligible SARs”) for more information.

Q25.	When and how can I withdraw previously tendered eligible SARs?

You may withdraw your tendered eligible SARs at any time before the exchange offer expires at 11:59 p.m., Eastern Time, on May 14, 2010. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible SARs at any time until the extended expiration of the exchange offer.

To withdraw tendered eligible SARs, you must deliver to us a properly completed and executed Notice of Withdrawal (that is, signed by you and, if applicable, your spouse) with the required information while you still have the right to withdraw the tendered eligible SARs. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 24 above.

If you miss this deadline but remain an eligible SARs holder, any previously tendered eligible SARs will be canceled and exchanged pursuant to this exchange offer. You may change your mind as many times as you wish, but you will be bound by the last properly executed Election Form or Notice of Withdrawal we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us before the deadline. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn eligible SARs, you may re-tender eligible SARs only by again following the procedures described for validly tendering eligible SARs in this exchange offer as discussed in Question 24 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q26.	How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the expiration date of the exchange offer.

Q27.	What will happen if I do not return my Election Form by the deadline?

If we do not receive your Election Form by the deadline, then all eligible SARs held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender your eligible SARs for exchange in this exchange offer, you do not need to do anything.

Q28.	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer (including requests for additional or paper copies of this exchange offer and other exchange offer documents) to Michael Obertop, Secretary at:

American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301
Phone: (636) 940-6054
Facsimile: (636) 940-6044
Email: mobertop@americanrailcar.com

RISK FACTORS

Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your eligible SARs in the manner described in this exchange offer.

Risks Related to This Exchange Offer

You will receive fewer new SARs than the eligible SARs that you tender for exchange under this exchange offer.

The number of new SARs you would receive in the exchange offer will be determined using an exchange ratio of two-to-one. As a result, you will be issued half as many new SARs as the number of eligible SARs tendered for exchange. For example, if you tender 100 eligible SARs and they are accepted for exchange, you will receive 50 new SARs.

If the price of our common stock increased after the date on which your eligible SARs were canceled, your canceled SARs might have been worth more than the new SARs that you received in exchange for them.

Because you will receive half as many new SARs as the number of eligible SARs surrendered, it is possible that, at some point in the future, your exchanged eligible SARs would have been economically more valuable than the new SARs issued pursuant to this exchange offer. For example, assume, for illustrative purposes only, that you exchange 1,000 eligible SARs with an exercise price of $29.49, that you receive 500 new SARs and the exercise price of the new SARs is $16.00 per SAR, and three years after the new grant date the price of our common stock increases to $50.00 per share. Under this example, if you had kept your exchanged eligible SARs and exercised all 1,000 eligible SARs at a time when our common stock was worth $50.00 per share, you would have realized a pre-tax gain of $20,510, but if you exchanged your eligible SARs and exercised the new SARs, you would have only realized a pre-tax gain of $17,000.

If you exchange eligible SARs for new SARs and you cease employment with us before the new SARs vest, you will forfeit any unvested portion of your new SARs.

If you elect to participate in this exchange offer, new SARs issued to you will become exercisable over a period of three years, with one third of the new SARs vesting on the first anniversary of the grant date of the new SARs and one third vesting on each anniversary thereafter, so long as you continue to be employed by ARI or a subsidiary of ARI through each such date. This vesting schedule will apply to all new SARs regardless of whether any of your eligible SARs may have already vested. Generally, if you cease to be employed by us or one of our subsidiaries, your new SARs will cease to vest and any unvested portion of your new SARs will be canceled as of the date you ceased to be employed. Accordingly, if you exchange eligible SARs for new SARs and you cease to be employed by us or one of our subsidiaries before the new SARs vest, you will forfeit any unvested portion of your new SARs even if the eligible SARs were vested at the time the eligible SARs were tendered for exchange.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of ARI or one of our subsidiaries or affiliates. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new SARs or thereafter.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax consequences for participating in this exchange offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax and other consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and also the other information provided in this exchange offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision about whether or not to tender your eligible SARs. You may access these filings electronically at the SEC’s Internet site at www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

Section 1. Eligible SARs; Eligible SARs Holders; Expiration Date of this Exchange Offer.

Upon the terms and subject to the conditions of this exchange offer, we are making an offer to eligible SARs holders to exchange all, and only all, of their eligible SARs that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible SARs”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of this exchange offer for new SARs with an exercise price per SAR equal to the closing sale price of our common stock as quoted by NASDAQ as of the close of market on May 14, 2010 (unless the expiration date is extended).

“Eligible SARs” are ARI SARs (i) issued on April 4, 2007 at an exercise price per SAR of $29.49 under our 2005 Equity Incentive Plan and (ii) not canceled.

An “eligible SARs holder” is a person who:

•	Is employed by ARI or one of our subsidiaries on the date this exchange offer commences; and

•	Continues to be an employee of ARI or one of our subsidiaries and has not submitted or received a notice of termination on or prior to the date the new SARs are granted.

You will not be eligible to tender eligible SARs or receive new SARs if you cease to be an eligible SARs holder for any reason prior to the grant date of the new SARs, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible SARs holder on such date will be eligible to tender eligible SARs in this exchange offer. If you tender your eligible SARs and they are accepted and canceled in this exchange offer and you are on an authorized leave of absence on the new grant date, you will be entitled to receive new SARs on that date as long as you are otherwise eligible to participate in ARI’s 2005 Equity Incentive Plan. Leave is considered “authorized” if it was approved in accordance with our policies.

“New SARs” will have substantially the same terms and conditions as the eligible SARs you surrendered except that:

•	You will receive one new SAR for every two eligible SARs tendered for exchange. For example, if you tender 100 eligible SARs that are accepted for exchange, you will receive 50 new SARs.

•	The exercise price per SAR for your new SARs will be equal to the closing sale price of our common stock as quoted by NASDAQ as of the close of market on May 14, 2010 (unless the expiration date is extended).

•	Each new SAR will become exercisable over a period of three years, with one third of the new SARs vesting on the first anniversary of the date the new SARs are granted and one third vesting on each anniversary thereafter, so long as the eligible SARs holder continues to be employed by ARI or a subsidiary of ARI through each such date. This vesting schedule will apply to all new SARs regardless of whether any of your eligible SARs may have already vested. Because we expect to grant the new SARs on the same day that the exchange offer expires, the new grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new grant date will be similarly extended.

•	Each new SAR will have an expiration date 7 years following the new SAR grant date.

Each new SAR will be granted pursuant to and governed according to the terms of a SARs agreement evidencing the grant and our 2005 Equity Incentive Plan. A copy of the 2005 Equity Incentive Plan and the form of SARs agreement are attached as exhibits to this offer.

Like the eligible SARs, the new SARs will settle only in cash. Upon the exercise of a new SAR, you will be entitled to receive cash in an amount equal to the excess of the then current fair market value of our common stock over the exercise price of the new SAR (less any applicable tax withholding).

This exchange offer is scheduled to expire at 11:59 p.m., Eastern Time, on May 14, 2010, referred to as the expiration date of the exchange offer, unless and until we, in our sole discretion, extend the expiration date of the exchange offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this exchange offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE SARs, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE SARs FOR EXCHANGE.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ARI OR ONE OF ARI’S SUBSIDIARIES OR AFFILIATES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW SARs OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE SARs FOR NEW SARs AND YOU CEASE TO BE EMPLOYED BY ARI OR ONE OF ARI’S SUBSIDIARIES BEFORE THE NEW SARs VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW SARs, EVEN IF THE ELIGIBLE SARs THAT YOU SURRENDERED TO RECEIVE THE NEW SARs WERE VESTED AT THE TIME THE ELIGIBLE SARs WERE SURRENDERED.

Section 2. Purpose of this Exchange Offer.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, develop our business and satisfy customer needs. Competition for these types of employees is intense, and many companies use equity related incentives as a means of attracting, motivating and retaining their best employees. Historically, our compensation philosophy has been focused on attracting, retaining and motivating employees using a mix of various levels of cash and short-term and long-term equity compensation. SARs provide for financial gain derived from the potential appreciation in the price of our common stock from the date that SARs are granted until the date that SARs are exercised. Our grants of SARs have been intended to provide long-term incentive to reward certain employees for appreciation in the price of our common stock and to further align the interests of those employees with those of our stockholders. The decline in our stock price since the eligible SARs were granted has posed a major challenge to our goal of motivating employees upon whom the company and stockholders rely to help move the company forward in these challenging economic times. The closing price of our common stock has not exceeded the $29.49 per share exercise price of the eligible SARs since August 14, 2007, and, with the recent economic and market turmoil, has been trading substantially below that price. As a result, we believe that the eligible SARs are no longer capable of serving the purposes for which they were granted, namely providing long-term incentives for future performance.

This offer to exchange certain outstanding SARs for new SARs is being made in order to help reinstate, as of the date of the exchange, the long-term incentive value of the eligible SARs while balancing the interests of eligible SARs holders and stockholders.

We are giving SARs holders an opportunity to exchange their eligible SARs for half as many new SARs at a per SAR exercise price equal to the closing sales price of our common stock as quoted by NASDAQ as of the close of market on May 14, 2010 (unless the expiration date is extended). As of April 19, 2010, approximately 63 eligible SARs holders, holding 201,300 eligible SARs in the aggregate were eligible to participate in the exchange offer.

As of April 19, 2010, all 201,300 of these outstanding eligible SARs were “underwater,” meaning that the exercise price of the SARs was higher than the closing market price for our stock on April 19, 2010 . Although we continue to believe that equity incentives are an important component of our employees’ total compensation, many of our employees view their existing SARs as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these SARs are ineffective at providing the incentive value that our board believes is necessary to motivate our employees to achieve our business objectives. The exchange offer was also designed with our stockholders in mind. Our board of directors considered the possibility that it could simply issue new SARs and allow the eligible SARs to remain outstanding. This approach would have resulted in higher overall potential cash outlays (i.e., potential payments in respect of both eligible SARs and additional SARs) compared to the potential cash outlays represented if the exchange offer is consummated. Rather than adopt such an approach, after balancing the interests of our stockholders and the need to provide incentives to our key employees, our board of directors instead decided to pursue the exchange offer. In addition, we believe the exchange offer represents an effective retention tool for our key contributors due to the extended vesting terms of the new SARs with a new exercise price.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE SARs, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE SARs FOR EXCHANGE.

Section 3. Procedures for Tendering Eligible SARs.

If you are an eligible SARs holder, you may tender your eligible SARs at any time before the expiration date of the exchange offer. The expiration date of the exchange offer is currently scheduled for 11:59 p.m., Eastern Time, on May 14, 2010. If we extend this exchange offer beyond that time, you may tender your eligible SARs at any time until the extended expiration date of the exchange offer.

You will only be able to elect to exchange all of your eligible SARs; we will not permit partial tenders. Of course, you may also elect to exchange none of your eligible SARs, in which case you do not need to take any action.

Proper Tender of Eligible SARs.  To validly tender your eligible SARs pursuant to this exchange offer you must remain an eligible SARs holder and must not have received nor given a notice of termination prior to the expiration date of the exchange offer.

If you wish to tender your eligible SARs for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed documents to us so that we receive them before 11:59 p.m., Eastern Time, on May 14, 2010 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier
American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301
Attention: Michael Obertop, Secretary
Phone: (636) 940-6054

By Facsimile
American Railcar Industries, Inc.
Attention: Michael Obertop, Secretary
Facsimile: (636) 940-6044

By Hand or Interoffice Mail
Attention: Michael Obertop, Secretary

By Email (By PDF or similar imaged document file)
mobertop@americanrailcar.com

Except as described in the following sentence, the Election Form must be signed by the eligible SARs holder who tendered the eligible SARs exactly as the eligible SARs holder’s name appears on the SARs agreement relating to the eligible SARs. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your SARs agreements relating to any tendered eligible SARs, as they will be automatically canceled if we accept your eligible SARs for exchange.

Your eligible SARs will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 11:59 p.m., Eastern Time, on May 14, 2010. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in this exchange offer. We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form before 11:59 p.m., Eastern Time, on May 14, 2010.

Determination of Validity; Rejection of Eligible SARs; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible SARs. Neither ARI nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of eligible SARs will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible SARs holder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we also reserve the right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular eligible SARs or any particular eligible SARs holder.

Our Acceptance Constitutes an Agreement.  Your tender of eligible SARs pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible SARs in accordance with Section 5 (“Acceptance of Eligible SARs for Exchange; Issuance of New SARs”). Our acceptance for exchange of eligible SARs tendered by you pursuant to this exchange offer will constitute a binding agreement between ARI and you upon the terms and subject to the conditions of this exchange offer.

Subject to our rights to terminate and amend this exchange offer in accordance with Section 6 (“Conditions of this Exchange Offer”), we expect to accept and cancel on the day the exchange offer expires all properly tendered eligible SARs that have not been validly withdrawn, and we also expect to grant the new SARs on the same day. You will be required to enter into an agreement governing the terms of each new SAR issued to you, a form of which is attached as an exhibit to this offer. If the expiration date of the exchange offer is extended, then the cancellation date and the new grant date would be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept this exchange offer as to your eligible SARs and later change your mind, you may withdraw your tendered SARs, and reject this exchange offer, by following the procedure described in this Section 4.

You may withdraw tendered SARs at any time before 11:59 p.m., Eastern Time, on May 14, 2010. If we extend this exchange offer beyond that time, you may withdraw tendered SARs at any time until the extended expiration of this exchange offer. We intend to accept properly tendered eligible SARs on the day the exchange offer expires, which is scheduled to be May 14, 2010.

In accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act, if we have not completed the exchange prior to the 40th day following the commencement of the exchange offer, you may thereafter withdraw tendered SARs at any time prior to the expiration date of the offer by completing a Notice of Withdrawal and returning it prior to the expiration date of the offer.

To validly withdraw tendered eligible SARs, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered SARs. Your tendered eligible SARs will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline but remain an eligible SARs holder of ARI or one of our subsidiaries, any previously tendered eligible SARs will be canceled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible SARs holder who tendered the eligible SARs to be withdrawn exactly as such eligible SARs holder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed on April 19, 2010, which we refer to as the Schedule TO, with the SEC. We will deliver a copy of the Notice of Withdrawal to all SARs holders that validly elect to participate in this exchange offer.

You may not rescind any withdrawal, and any eligible SARs you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those eligible SARs before the expiration date of the exchange offer by following the procedures described in Section 3 of this exchange offer.

Neither ARI nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible SARs for Exchange; Issuance of New SARs.

Upon the terms and subject to the conditions of this exchange offer, we expect to accept for exchange all eligible SARs properly tendered and not validly withdrawn on the expiration date of the exchange offer, which is currently scheduled to expire at 11:59 p.m., Eastern Time, on May 14, 2010. Once we have accepted eligible SARs tendered by you, the eligible SARs you tendered will be canceled and you will no longer have any rights under the tendered eligible SARs. We expect to issue the new SARs on the expiration date of the exchange offer. We will issue agreements for the new SARs promptly after we issue the new SARs, a form of which is attached as an exhibit to this offer. If this exchange offer is extended, then the date we issue new SARs will be similarly extended.

Promptly after we cancel eligible SARs tendered for exchange, we will send each tendering eligible holder a “confirmation letter” indicating the eligible SARs that we have accepted for exchange, the date of acceptance, the date of the new SARs to be issued, and the number of new SARs that were issued to each tendering holder.

If you have tendered eligible SARs under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible SARs for cancellation. In that case, generally you may exercise your existing SARs for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6. Conditions of this Exchange Offer.

Notwithstanding any other provision of this exchange offer, we will not be required to accept any eligible SARs tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the exchange offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible SARs tendered for exchange, the issuance of new SARs or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

•	there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

•	make it illegal for us to accept some or all of the tendered eligible SARs for exchange, or to issue some or all of the new SARs, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer;

•	delay or restrict our ability, or render us unable, to accept the tendered eligible SARs for exchange or to grant new SARs for some or all of the tendered eligible SARs; or

•	impair the contemplated benefits of the exchange offer to us;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

•	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed;

•	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the exchange offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this exchange offer);

•	a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

•	a substantial decline or increase in our stock price or significant volatility in the market price of our stock that would impair the contemplated benefits of the exchange offer to us;

•	any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer; or

•	any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to this exchange offer are for our benefit. We may assert them prior to the expiration date of the exchange offer regardless of the circumstances giving rise to them. We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the exchange offer, whether or not we waive any other condition to this exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The eligible SARs reference shares of our common stock. None of the eligible SARs are traded on any trading market. Our common stock is listed on the NASDAQ Global Select Market under the symbol “ARII.”

The following table sets forth on a per share basis the high and low sales prices for our common stock quoted by NASDAQ during the periods indicated.

Fiscal Year Ended December 31, 2010	High	Low

First Quarter	$12.55	$8.76
Second Quarter (April 1, 2010 to April 19, 2010)	$18.96	11.96

Fiscal Year Ended December 31, 2009	High	Low

First Quarter	$11.58	$6.45
Second Quarter	9.98	6.75
Third Quarter	12.87	7.03
Fourth Quarter	12.44	9.50

Fiscal Year Ended December 31, 2008	High	Low

First Quarter	$26.00	$14.50
Second Quarter	22.80	16.32
Third Quarter	23.08	15.00
Fourth Quarter	16.08	4.08

As of April 19, 2010, the number of stockholders of record of our common stock was 13 and the number of outstanding shares of our common stock was 21,302,296. On April 19, 2010, the closing price for our common stock as quoted by NASDAQ was $17.95 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible SARs.

Section 8. Source and Amount of Consideration; Terms of New SARs.

Consideration.  Subject to the terms of this exchange offer, eligible SARs issued under our 2005 Equity Incentive Plan will be exchanged for new SARs to be issued under our 2005 Equity Incentive Plan. As of

April 19, 2010, there were 201,300 outstanding eligible SARs all with an exercise price of $29.49 per share, all of which were issued under our 2005 Equity Incentive Plan.

We will issue one new SAR for every two SARs tendered for exchange and accepted by us. The maximum number of new SARs that may be issued under this exchange offer, assuming full participation by all eligible SARs holders, is 100,650 new SARs.

Terms of New SARs.  New SARs will have substantially the same terms and conditions as the eligible SARs you surrendered, except that:

•	You will receive one new SAR for every two eligible SARs tendered for exchange.

•	The exercise price per SAR for your new SARs will be equal to the closing sale price of our common stock as quoted by NASDAQ as of the close of market on May 14, 2010 (unless the expiration date is extended).

•	Each new SAR will become exercisable over a period of three years, with one third of the new SARs vesting on the first anniversary of the date the new SARs are granted and one third vesting on each anniversary thereafter, so long as the eligible SARs holder continues to be employed by ARI or a subsidiary of ARI through each such date. This vesting schedule will apply to all new SARs regardless of whether any of your eligible SARs may have already vested. Because we expect to grant the new SARs on the same day that the exchange offer expires, the new SARs grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new grant date will be similarly extended.

•	Each new SAR will have an expiration date 7 years following the new SAR grant date.

Each new SAR will be granted pursuant to and governed according to the terms of a SARs agreement, evidencing the grant and our 2005 Equity Incentive Plan. A copy of the 2005 Equity Incentive Plan and the form of SARs agreement are attached as exhibits to this offer.

Like the eligible SARs, the new SARs will settle only in cash. Upon the exercise of a new SAR, you will be entitled to receive cash in an amount equal to the excess of the then current fair market value of our common stock over the exercise price of the new SAR (less any applicable tax withholding).

The terms and conditions of your eligible SARs are set forth in the agreements under which they were granted and the 2005 Equity Incentive Plan.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ARI OR ONE OF OUR SUBSIDIARIES OR AFFILIATES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW SARs OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE SARs FOR NEW SARs AND YOU CEASE TO BE EMPLOYED BY ARI OR ONE OF ARI’S SUBSIDIARIES BEFORE THE NEW SARs VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW SARs.

Section 9. Information Concerning Us; Financial Information.

Information Concerning Us.  ARI is a leading North American designer and manufacturer of hopper and tank railcars. We also repair and refurbish railcars, provide fleet management services and design and manufacture certain railcar and industrial components. We provide our railcar customers with integrated solutions through a comprehensive set of high quality products and related services.

We were incorporated in Missouri in 1988, reincorporated in Delaware in 2006 and reincorporated again in North Dakota in 2009. Our principal executive offices are located at 100 Clark Street, St. Charles, Missouri 63301, and our telephone number is (636) 940-6000.

Financial Information.  We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated herein by reference. The selected Consolidated Statements of Operations data for the fiscal years ended December 31, 2009 and December 31, 2008 and the selected Consolidated Balance Sheet data as of December 31, 2009 and December 31, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

	Years Ended December 31,
	2009	2008
	($ in thousands, except per share data)

Consolidated statement of operations data:
Total revenues	$423,431	$808,806
Gross profit	$47,391	$84,409
Operating earnings	$22,250	$57,874
Net earnings	$15,458	$31,382
Weighted average shares outstanding-basic and diluted	21,302	21,302
Net earnings per common share-basic and diluted	$0.73	$1.47
Consolidated balance sheet data (at year end):
Cash and cash equivalents	$347,290	$291,788
Total Current Assets	412,604	449,217
Net working capital	374,965	376,106
Non current assets	251,760	230,437
Total assets	664,364	679,654
Current liabilities	37,639	73,111
Non current liabilities (excluding long-term debt)	16,085	16,818
Long-term debt	275,000	275,000
Total shareholders’ equity	335,640	314,725

Ratio of Earnings to Fixed Charges.  Our ratio of earnings to fixed charges for the fiscal years ended December 31, 2009 and December 31, 2008 were 2.33x and 3.32x respectively.

Book Value per Share.  Our book value per share as of our most recent balance sheet dated December 31, 2009 was $15.76.

Additional Information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision about whether or not to tender your eligible SARs. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

A list of the members of our Board of Directors and executive officers is attached to this exchange offer as Schedule A. Our “named executive officers” (as such term is defined in Item 402(a) of Regulation S-K) are eligible to participate in the exchange offer to the extent they have eligible SARs. None of our directors are eligible to participate in the exchange offer. As of April 19, 2010, our executive officers and directors (twelve persons) as a group held 40,500 eligible SARs outstanding and 199,300 SARs in the aggregate (i.e., both eligible and non-eligible) under our 2005 Equity Incentive Plan. Our various outstanding SARs (eligible and non-eligible) have different terms and conditions, with exercise prices ranging from $6.71 to $29.49. All of our outstanding SARs (eligible and non-eligible) settle only in cash.

Our executive officers will be entitled to exchange the following eligible SARs pursuant to the offer:

		Number of Eligible	Percent of Eligible
Name(1)	Position	SARs (2)	SARs

James Cowan	President and Chief Executive Officer	15,000	7.5%
Dale C. Davies	Senior Vice President, Chief Financial Officer and Treasurer	10,500	5.2%
Alan C. Lullman	Senior Vice President, Sales	15,000	7.5%

(1)	James J. Unger, our former chief executive officer and current vice chairman of our board of directors, holds 25,000 eligible SARs, but Mr. Unger is not an eligible SARs holder because he is no longer employed by us.

(2)	This number represents the number of eligible SARs referencing our shares of common stock. All of our SARs, including all eligible SARs, settle only in cash. No shares of our common stock are issuable upon the exercise of any of our SARs, including all eligible SARs and all new SARs. Upon the exercise of a new SAR, holders will be entitled to receive cash in an amount equal to the excess of the then current fair market value of our common stock over the exercise price of the new SAR (less any applicable tax withholding).

Assuming maximum participation by all eligible SARs holders, our executive officers would hold 20.2% of the new SARs.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of all outstanding SARs under our 2005 Equity Incentive Plan outstanding as of April 19, 2010. The percentages in the tables below are based on the total number of outstanding SARs (i.e., both eligible SARs and ineligible SARS), as of April 19, 2010, under our Plan, which was 869,750.

		Number(1) of	Percentage of Total
		Outstanding SARs	Outstanding SARs
		under the 2005	under the 2005
Name of Director or		Equity Incentive	Equity Incentive
Executive Officer	Title	Plan	Plan

James Cowan	President and Chief Executive Officer	101,200	11.6%
Dale C. Davies	Senior Vice President, Chief Financial Officer and Treasurer	51,900	6.0%
Alan C. Lullman	Senior Vice President, Sales	46,200	5.3%
Carl C. Icahn	Chairman of the Board	—	—
James J. Unger	Vice Chairman of the Board	31,250	3.6%
Vincent J. Intrieri	Director	—	—
J Mike Laisure	Director	—	—
James C. Pontious	Director	—	—
Harold First	Director	—	—
Brett Icahn	Director	—	—
Hunter Gary	Director	—	—
Stephen Mongillo	Director	—	—

(1)	This number represents the number of SARs referencing our shares of common stock. All of our SARs, including all eligible SARs, settle only in cash. No shares of our common stock are issuable upon the exercise of any of our SARs, including all eligible SARs and all new SARs. Upon the exercise of a new SAR, holders will be entitled to receive cash in an amount equal to the excess of the then current fair market value of our common stock over the exercise price of the new SAR (less any applicable tax withholding).

To the best of our knowledge, other than as set forth below, none of our executive officers or directors, nor any affiliates of ours, were awarded or exercised, or engaged in any transactions involving, SARs (whether eligible or otherwise), shares of our common stock or options to acquire shares of our common stock, during the past sixty (60) days before and including the commencement of this offer.

On March 31, 2010, the compensation committee of our board of directors granted awards of SARs to certain employees pursuant to our 2005 Equity Incentive Plan. The committee granted an aggregate of 141,650 SARs, of which 42,050 were granted to our following named executive officers:

Name	Position	Number of SARs

James Cowan	President and Chief Executive Officer	24,950
Dale C. Davies	Senior Vice President, Chief Financial Officer and Treasurer	12,150
Alan C. Lullman	Senior Vice President, Sales	4,950

None of these SARs are eligible SARs. These SARs vest in three equal increments on the first, second and third anniversaries of the grant date. Each holder must further remain employed by us through each such anniversary of the grant date in order to vest in the corresponding number of SARs. These SARs have a term of seven years, will be settled in cash and have an exercise price of $12.16, the closing price of our common stock on the date of grant. Upon the exercise of any such SAR, we shall pay the holder, in cash, an amount equal to the excess of (A) the aggregate fair market value in respect of which the SARs are being exercised, over (B) the aggregate exercise price of the SARs being exercised. These SARs are subject in all respects to the terms and conditions of our 2005 Equity Incentive Plan and the SARs agreement evidencing the grant, which contain non-solicitation, non-competition and confidentiality provisions.

Section 11. Status of Eligible SARs Acquired by Us in this Exchange Offer; Accounting Consequences of this Exchange Offer.

Eligible SARs that we accept for exchange and acquire pursuant to this exchange offer will be canceled.

Under the provisions of Accounting Standards Codification (ASC) 718, Compensation — Stock Compensation (ASC 718), as issued by the Financial Accounting Standards Board (FASB), the grant of new SARs with a fair value in excess of the aggregate fair value of the tendered eligible awards results in additional compensation expense to us. The amount of this expense, if any, will be determinable only at the time new SARs are granted following the expiration of the offer. If the exchange program had been consummated on April 19, 2010, assuming a full exchange of all eligible awards at the stated exchange ratios, and a grant price of $17.95 per share for the new SARs, no additional compensation expense would be recognized over the three-year service period of the new SARs. The compensation expense related to tendered eligible awards will continue to be recognized over the original service period of those awards, but will not be accelerated by the exchange program.

Section 12. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible SARs and issuance of new SARs as contemplated by this exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new SARs as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action.

We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered eligible SARs for exchange and to issue new SARs for tendered eligible SARs would be subject to obtaining any such governmental approval.

Section 13. Material United States Tax Consequences.

Material United States Tax Consequences.  The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange offer. The tax consequences of the exchange offer are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. We believe the exchange of eligible SARs for new SARs pursuant to the exchange offer should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the eligible SARs holders upon the issuance of the new SARs. Upon exercise of the new SARs, the eligible SARs holders will recognize ordinary income equal to the excess, if any, of the fair market value of our common stock on the exercise date over the exercise price for those new SARs.

Our grant of new SARs will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of SARs in an amount equal to the amount of ordinary compensation income attributable to an eligible SARs holder upon exercise.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of SARs by an eligible SARs holder who has been employed by us or by one of our subsidiaries.

The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences summarized above.

WE ADVISE ALL ELIGIBLE SARs HOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE SARs TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Section 14. Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible SARs tendered to us by disseminating notice of the extension to eligible SARs holders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date of the exchange offer. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of This Exchange Offer”), by disseminating notice of the termination to eligible SARs holders by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of this Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible SARs holders in a manner reasonably designed to inform eligible SARs holders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to increase or decrease the amount of consideration offered for the eligible SARs, or to increase or decrease the number of eligible SARs that may be tendered in the exchange offer, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification.

Section 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible SARs pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.

Section 16. Additional Information.

With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which this exchange offer is a part. This exchange offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision about whether or not to tender your eligible SARs, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC and are incorporating by reference into this document:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 12, 2010;

•	our Current Reports on Form 8-K filed with the SEC on or after April 19, 2010;

•	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on January 13, 2006, including any amendments or reports filed for the purpose of updating such description, including our Current Report on Form 8-K filed with the SEC on June 26, 2009.

You also may want to review the filings we make with the SEC after the date of this exchange offer.

The filings listed above and our other reports, registration statements, proxy statements and other SEC filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is http://www.americanrailcar.com. Information contained on our website is not part of this exchange offer.

We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m., Eastern Time, to:

American Railcar Industries, Inc.
Attention: Michael Obertop, Secretary
100 Clark Street
St. Charles, Missouri 63301
Telephone: (636) 940-6054
Email: mobertop@americanrailcar.com

The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Section 17. Miscellaneous.

This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE SARs PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

American Railcar Industries, Inc.
April 19, 2010

SCHEDULE A

Information Concerning the Executive Officers and Directors of American Railcar Industries, Inc.

The Executive Officers and Directors of American Railcar Industries, Inc. are set forth in the following table:

Name	Position

James Cowan*	President and Chief Executive Officer
Dale C. Davies*	Senior Vice President, Chief Financial Officer and Treasurer
Alan C. Lullman*	Senior Vice President of Sales
Carl C. Icahn	Chairman of the Board
James J. Unger	Vice Chairman of the Board
Vincent J. Intrieri	Director
James M. Laisure	Director
James C. Pontious	Director
Harold First	Director
Brett Icahn	Director
Hunter Gary	Director
Steven Mongillo	Director

*	Indicates named executive officers (as such term is defined in Item 402(a) of Regulation S-K). Our named executive officers are entitled to participate in the exchange offer to the extent that they have eligible SARs. None of our directors are eligible to participate in the exchange offer.

The address of each executive officer and director is:

c/o American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301